Exhibit 2.1

Description of rights of each class of securities

registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

American Depositary Shares (“ADSs”), each representing 100 H Shares of par value RMB 1.00 per share (the “H Shares”) of China Petroleum & Chemical Corporation (the “Company”) are listed and traded on the New York Stock Exchange and, in connection with this listing (but not for trading), the H Shares are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of (i) the holders of H Shares and (ii) ADS holders. Shares underlying the ADSs are held by Citibank N.A., as depositary, and holders of ADSs will not be treated as holders of the shares.

H Shares

The following are summaries of material provisions of our amended and restated memorandum and articles of association and the applicable PRC laws and regulations, insofar as they relate to the material terms of our H Shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire memorandum and articles of association, which has been filed with the SEC as an exhibit to our annual report on Form 20-F for the financial year ended December 31, 2019 (the “Form 20-F”).

Type and Class of Securities (Item 9.A.5 of Form 20-F)

The Company’s H Shares are of par value RMB 1.00 per share. The respective number of H Shares that have been issued and outstanding as of the last day of the financial year ended December 31, 2019 is set forth on the cover of the Form 20-F. The Company’s H Shares may be held in either certificated or uncertificated form. Subject to the applicable securities laws, regulations and listing rules where the securities of the Company are listed, you may refer to “Item 10.B. Additional Information—Memorandum and Articles of Association—— Restrictions on Transferability and the Share Register” for restrictions on share transfer.

Preemptive Rights (Item 9.A.3 of Form 20-F)

See “Item 10. Additional Information — B. Memorandum and Articles of Association — Increases in Share Capital and Preemptive Rights” of the Form 20-F.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

See “Item 8. Financial Information — A. Consolidated Statements and other Financial Information — Dividend Distribution Policy,” “Item 10. Additional Information — B. Memorandum and Articles of Association” and “Item 12. Description of Securities Other than Equity Securities — D. American Depositary Shares” of the Form 20-F.

Other Rights (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of the Shares (Item 10.B.3 of Form 20-F)

See “Item 8. Financial Information — A. Consolidated Statements and Other Financial Information — Dividend Policy” and “Item 10. Additional Information — B. Memorandum and Articles of Association” of the Form 20-F.

Requirements for Amendments (Item 10.B.4 of Form 20-F)

See “Item 10. Additional Information — B. Memorandum and Articles of Association — Voting Rights and Shareholders’ Meetings” of the Form 20-F.

Limitations on the Rights to Own Shares (Item 10.B.6 of Form 20-F)

See “Item 10. Additional Information — D. Exchange Controls” and “Item 12. Description of Securities Other than Equity Securities — D. American Depositary Shares” of the Form 20-F, as well as the disclosure below on American Depositary Shares as required by Items 12.D.1 and 12.D.2 of the Form 20-F.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

See “Item 10. Additional Information — B. Memorandum and Articles of Association” of the Form 20-F.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There is no such provision in the Company’s Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed. Shareholders will, however, be required to disclose shareholder ownership in according with the applicable securities laws, regulations and listing rules where the securities of the Company are listed.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

See “Item 16G — Comparison of New York Stock Exchange Corporate Governance Rules and China Corporate Governance Rules for Listed Companies” of the Form 20-F.

Changes in Capital (Item 10.B.10 of Form 20-F)

See “Item 10. Additional Information — B. Memorandum and Articles of Association” of the Form 20-F.

American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Citibank, N.A. acts as the depositary for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.”  The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A.—Hong Kong, located at 9/F, Citi Tower, One Bay East, 83 Hon Hai Road, Kwun Tong, Kowloon, Hong Kong.

We have appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-12504 when retrieving such copy.

The following is a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. For the complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, one hundred (100) H shares that are on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-H shares ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

The owner of ADSs becomes a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents ADSs. The deposit agreement and the ADR specify our rights and obligations as well as the owner’s rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of H shares will continue to be governed by the laws of the PRC, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

We will not treat you, being an owner of ADSs, as one of our shareholders and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the H shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the H shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the H shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable H shares with the beneficial ownership rights and interests in such H shares being at all times vested with the beneficial owners of the ADSs representing the H shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the H shares represented by your ADSs. The voting rights of holders of H shares are described in “Description of Share Capital.”

At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

The depositary shall not, under any circumstances, exercise any discretion as to voting and shall not attempt to exercise the right to vote, or in any way make use of the H shares except pursuant to and in accordance with the voting instructions timely received from Holders.  If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions.  If the depositary timely receives voting instructions from Holders of ADSs which fail to specify the manner in which the depositary is to vote the H shares represented by such Holder’s ADSs, the depositary will deem such Holder (unless otherwise specified in the notice distributed to Holders) to have instructed the depositary to vote in favor of the items set forth in such voting instructions.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

At our request, the depositary will represent deposited H shares for the purpose of establishing a quorum regardless of whether voting instructions have been provided with respect thereto.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the applicable laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.  The distribution of cash will be made net of the fees, expenses, withheld taxes and governmental charges payable by holders under the terms of the deposit agreement.

Distributions of H Shares

Whenever we make a free distribution of H shares for the securities on deposit with the custodian, we will deposit the applicable number of H shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the H shares deposited or modify the ADS-to-H share ratio, in which case each ADS you hold will represent rights and interests in the additional H shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-H share ratio upon a distribution of H shares will be made net of the fees, expenses, withheld taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new H shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the H shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional H shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new H shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•                  We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•                  We fail to deliver satisfactory documents to the depositary; or

•                  It is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if we timely request it to do so, if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of elective distributions to subscribe for new H shares other than in the form of ADSs.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Hong Kong would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, H shares or rights to subscribe for additional H shares we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you, if we timely request the depositary to do so and if we provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, withheld taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•                  We do not request that the property be distributed to you or if we request that the property not be distributed to you;

•                  We do not deliver satisfactory documents to the depositary; or

•                  The depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting H Shares

The H shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such H shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the H shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the applicable ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the H shares. You may have to pay fees, expenses, taxes and other governmental charges in connection with such actions. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs Upon Deposit of H Shares

The depositary may create ADSs on your behalf if you or your broker deposit H shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the H shares to the custodian. Your ability to deposit H shares and receive ADSs is subject to your provision of certain documentation, as described in the deposit agreement, and may be limited by U.S. and PRC (or, if applicable, such other laws as may govern the H shares) legal considerations applicable at the time of deposit. Further, we have instructed the depositary not to accept deposits of H shares for the purpose of issuance of ADSs without our prior written consent.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the H shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of H shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•                  The H shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•                  All preemptive (and similar) rights, if any, with respect to such H shares have been validly waived or exercised.

•                  You are duly authorized to deposit the H shares.

•                  The H shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•                  The H shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•                  ensure that the surrendered ADR has been duly delivered by you (or by a duly authorized attorney or agent) to the depositary at its principal office for the purpose of effecting a transfer thereof and is properly endorsed or otherwise in proper form for transfer;

•                  provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•                  provide any transfer stamps required by the State of New York or the United States; and

•                  pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of H Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying H shares at the custodian’s offices. Your ability to withdraw the H shares held in respect of the ADSs may be limited by U.S. and applicable legal considerations which may be applicable at the time of withdrawal. In order to withdraw the H shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the H shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the H shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•                  Temporary delays that may arise because (i) the transfer books for the H shares or ADSs are closed, or (ii) H shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•                  Obligations to pay fees, taxes and similar charges.

•                  Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees
Issuance of ADSs upon deposit of H shares	Up to U.S. 5¢ per ADS (or fraction thereof) issued
Delivery of H shares, deposited property and cash against surrender of ADSs	Up to U.S. 5¢ per ADS (or fraction thereof) surrendered
Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to U.S. 5¢ per ADS (or fraction thereof) held
Distribution of (a) cash dividend or (b) ADSs pursuant to stock dividends (or other free distribution of stock)

No fee, so long as prohibited by any of the exchanges upon which the ADSs are listed. If the charging of such fee is not prohibited, the fees specified in the case of issuance fees (listed above in the first row) shall be payable in respect of a distribution of ADSs pursuant to stock dividends (or other free distribution of stock) and the fees specified in the row immediately below with respect to distribution of cash proceeds shall be payable in respect of distributions of cash

Distribution of cash proceeds (i.e. upon sale of rights and other entitlements)	Up to U.S. 2¢ per ADS (or fraction thereof) held
Distribution of ADSs pursuant to exercise of rights	Up to U.S. 5¢ per ADS (or fraction thereof) issued

As an ADS holder you will also be responsible to pay certain charges such as:

•                  taxes (including applicable interest and penalties) and other governmental charges;

•                  such registration fees as may from time to time be in effect for the registration of H shares or other deposited securities on the share register and applicable to transfers of H shares or other deposited securities to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•                  such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the deposit agreement to be at the expense of the person depositing shares or the holders and beneficial owners of ADSs;

•                  the expenses and charges incurred by the depositary in the conversion of foreign currency;

•                  such fees and expenses as are incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to deposited H shares, deposited securities, ADSs and ADRs; and

•                  the fees and expenses incurred by the depositary in connection with the delivery of H shares.

Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary.  You will receive prior notice of such changes.  We agree to promptly pay to the depositary such other fees and charges and to reimburse the depositary for such out of pocket expenses as we and the depositary may agree to in writing from time to time.  The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary agree from time to time.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the H shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

Upon termination, the following will occur under the Deposit Agreement:

•                  For a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the H shares represented by your ADSs and the delivery of all other property held by the depositary in respect of those H shares on the same terms as prior to the termination. During such six-month period, the depositary will continue to collect all distributions received on the H shares on deposit, including dividends, but will not distribute any such property to you until you request the cancellation of your ADSs.

•                  After the expiration of such six-month period, the depositary may sell the securities held on deposit. The depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in an unsegregated account without liability for interest for the pro rata benefit of the Holders whose ADSs have not theretofore been surrendered. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

The Depositary may close the transfer books at any time or from time to time, when deemed necessary or at the reasonable written request of us, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:

•                  We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith. Without limiting the foregoing, neither we nor the depositary is obligated to participate in any action, suit or other proceeding relating to deposited property or the ADSs without satisfactory indemnity.

•                  The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•                  The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in H shares or other deposited property, for the validity or worth of the H shares or other deposited property, for the value of any H shares or other deposited property or any distribution thereon, for interest on H shares or other deposited property, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice, for acts or omissions of any successor or predecessor depositary, so long as the potential liability did not arise out of the depositary’s negligence or bad faith, or for any action of or failure to act by, or any information provided or not provided by, DTC or any DTC Participant.

•                  We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•                  We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•                  We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our articles of association or in any provisions of or governing the securities on deposit.

•                  We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting H shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•                  We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of H shares but is not, under the terms of the deposit agreement, made available to you.

•                  We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•                  We and the depositary also disclaim liability for any action or inaction of any clearing or settlement system (and any participant thereof) for the H shares, other deposited property or ADSs.

•                  We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•                  No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•                  Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary and you as ADS holder.

•                  Nothing in the deposit agreement precludes the depositary (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates the depositary to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements, as well as transaction spreads, brokerage fees, transmission fees and expenses. If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•                  Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•                  Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•                  Hold the foreign currency (without liability for interest) for the applicable holders.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities or other property on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York.  The rights of holders of H shares (including H shares represented by ADSs) are governed by the laws of PRC (or, if applicable, such other laws as may govern the H shares).  We and the depositary have agreed that the federal or state courts in the City of New York shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute between us that may arise out of or in connection with the Deposit Agreement. We also submitted to the jurisdiction of these courts, and we have appointed an agent for service of process in the City of New York.

Other Securities

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.